Exhibit 10.1
SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT
This Second Amendment to Industrial Lease (“Amendment”), is made and entered into this 7th day of August 2026, by and between Los Altos Fields, LLC, LLC, a California limited liability company (“Landlord”), and Amprius Technologies, Inc. a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Amprius, Inc., a Delaware corporation (“Amprius”), entered into that certain Industrial Lease dated January 30, 2019 (“Original Lease”), as assigned by Amprius to Tenant by that certain Assignment and Assumption of Lease dated May 1, 2022 (the “Assignment”), as consented to by Landlord by that certain Landlord Consent to Assignment to Lease dated May 1, 2022 (the “Consent”), and as further amended by that certain First Amendment to Lease Agreement dated January 4, 2023 (the “First Amendment”, and collectively with the Original Lease, the Assignment, the Consent and the First Amendment, the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain premises consisting of approximately 51,000 rentable square feet (the “Premises”) located in the building commonly known as 1000–1180 Page Avenue, Fremont, California, as more particularly described in the Lease.
B.In connection with the First Amendment, Landlord, Tenant and JPMorgan Chase Bank, N.A. (“Lender”) entered into that certain Subordination, Nondisturbance and Attornment Agreement, dated January 4, 2023 and recorded on February 22, 2023 (“SNDA”).
C.The Lease is scheduled to expire on June 30, 2027.
D.The parties now desire to further amend the Lease to extend the lease term upon the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and good and valuable consideration as set forth hereafter, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Definitions. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Original Lease. The term “Lease” as used herein and in the Lease shall mean the Lease as amended by this Amendment.
2.Renewal Term for the Second Amendment. The Term of the Lease shall be extended as set forth herein commencing on July 1, 2027 (“Second Amendment Commencement Date”).
3.Extended Term. The Term is hereby further extended for eighty-four (84) months from the Second Amendment Commencement Date and expiring on June 30, 2034, and the Expiration Date is hereby modified to mean June 30, 2034. The period commencing on the Second Amendment Commencement Date and ending on June 30, 2034 is referred to herein as the “Extended Term”.

4.Extension Options. Effective as of the date of this Amendment, all previous options to extend the Term of the Lease are hereby deleted in their entirety and shall be of no further force or effect. Tenant shall have two (2) options to extend the Lease Term for a period of five (5) years each. The renewal rent shall be at the then-current Fair Market Rent, determined in accordance with the procedures set forth in Section 2.3 of the Original Lease, provided that, notwithstanding anything to the contrary in the Original Lease, the renewal rent shall in no event be less than the rent payable during the last month of the Extended Term.
5.Base Rent. The Base Rent schedule set forth in Paragraph 4 of the First Amendment, is hereby amended to include the following:

Period	Monthly Rate PSF	Monthly Base Rent
July 1, 2027 – June 30, 2028	$2.01	$102,510.00
July 1, 2028 – June 30, 2029	$2.07	$105,585.30
July 1, 2029 – June 30, 2030	$2.13	$108,752.86
July 1, 2030 – June 30, 2031	$2.20	$112,015.44
July 1, 2031 – June 30, 2032	$2.26	$115,375.91
July 1, 2032 – June 30, 2033	$2.33	$118,837.19
July 1, 2033 – June 30, 2034	$2.40	$122,402.30

6.Tenant’s Percentage Share and Estimated Operating Expenses. During the Extended Term, Tenant will continue to pay Tenant’s Percentage Share of Expenses pursuant to the Lease.
7.Condition of Premises. Tenant acknowledges that it is currently in possession of the Premises and is fully aware of the condition of the Premises. Tenant acknowledges that, except as expressly provided in the Lease, Landlord shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Premises, and Tenant hereby accepts the Premises “AS-IS”; provided, however, that nothing in this Section 7 shall modify, limit or release Landlord from any of Landlord’s maintenance, repair, replacement or other obligations under the Lease. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease.
8.Letter of Credit. Landlord currently is holding a Letter of Credit from Tenant in the stated amount of $55,571.57. Upon execution of this Amendment, there will be no increase in the Letter of Credit and Landlord will continue to hold the same subject to and in accordance with the terms and conditions of the Lease.

9.Certified Access Specialist Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that, to Landlord's actual knowledge, both the Original Premises and Expansion Premises have not undergone inspection by a CASp. California Civil Code Section 1938 states:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
Notwithstanding anything to the contrary in the Lease, Landlord and Tenant hereby agree that, during the term of the Lease, as the same may be extended, Tenant shall be responsible for (i) the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant's cost, any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises and Original Premises provided that such repairs shall be in accordance with the terms of the Lease. Tenant hereby agrees that: any CASp inspecting the Original Premises and/or Expansion Premises shall be selected by Tenant, but subject to Landlord’s prior approval not to be unreasonably withheld, conditioned or delayed; Tenant shall promptly deliver to Landlord any CASp report regarding the Original Premises and/or Expansion Premises obtained by Tenant; and Tenant shall keep information contained in any CASp report regarding the Original Premises and Expansion Premises confidential, except as may be necessary for Tenant or its agents to complete any repairs or correct violations with respect to the Original Premises and Expansion Premises that Tenant agrees to undertake. Tenant shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term.
10.Representations By Tenant. As of the date of this Amendment, Tenant represents and warrants to Landlord that (i) other than the Assignment, Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Premises; (ii) other than with respect to the Assignment, no other person, firm or entity has any right, title or interest in the Lease or in the Premises through Tenant; (iii) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof; (iv) the Lease is in full force and effect and is binding and enforceable against Tenant in accordance with its terms; (v) Tenant has no existing defenses, offsets, deductions or claims against the enforcement of the Lease by Landlord; (vi) all work and tenant improvements required by the Lease to be completed by Landlord have been completed in the manner satisfactory to Tenant and all improvement allowances have been paid; in accordance with the terms, conditions and covenants set forth in the Lease, and no payments are required to be made to Tenant in connection therewith; (vii) Tenant is in possession of the Premises; and (viii) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant which, if decided against Tenant, would materially and adversely affect Tenant's financial condition or its ability to perform the Tenant's obligations under the Lease.

11.Brokers. Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Amendment except for Mark Kol with CBRE (“Tenant’s Broker”), representing Tenant only. Each of Landlord and Tenant shall indemnify and hold the other harmless from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the other in conjunction with any such claim or claims that any other broker or brokers represents Tenant or Landlord, as applicable, and is entitled to a commission in connection with this Amendment per separate agreement. The foregoing indemnity shall survive the expiration or earlier termination of the Lease. For the avoidance of doubt, Landlord shall be solely responsible for the payment of the commission owed to Tenant’s Broker pursuant to the terms of a separate agreement.
12.Attorneys’ Fees. Each party shall bear his or her own costs and attorneys’ fees incurred in connection with this Amendment. However, in the event any suit is brought by any party hereto alleging a default under this Amendment or the Lease, including, without limitation, and claims in bankruptcy court, the prevailing party in such suit shall be entitled to recover their reasonable attorneys' fees and costs as provided in the Lease.
13.Governing Law. This Amendment shall be construed and enforced pursuant to the laws of the State of California.
14.Headings. The headings in this Amendment are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.
15.Entire Agreement. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed including, without limitation, Tenant’s option to extend the Term as set forth in this Amendment above. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
16.Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Amendment may be executed by DocuSign or a party's signature transmitted by facsimile (“fax”) or by electronic mail in pdf format (“pdf”), and signature via DocuSign or copies of this Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon DocuSign, faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Amendment containing said party's original signature. All parties hereto agree that a DocuSign, faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.
17.Lender Consent. Within ten (10) business days following full execution of this Amendment, Landlord shall submit a written request to Lender for consent to this Amendment and shall thereafter diligently pursue the same in good faith. If Lender denies consent, Landlord shall promptly provide Tenant with written notice thereof, including the rationale provided by Lender, and the parties shall cooperate in good faith to address Lender's objections and resubmit the request. Landlord shall promptly deliver a copy of any executed consent to Tenant. The foregoing obligations of Landlord are material covenants under this Amendment and the Lease.
[Signature page appear on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

	TENANT: Amprius Technologies, Inc. a Delaware corporation		LANDLORD: Los Altos Fields, LLC, a California limited liability company
By:	/s/ Tom Stepien	By:	/s/ Roger Fields
Print Name: Tom Stepien Print Title: Chief Executive Officer		Print Name: Roger Fields Print Title: Manager